                                                                      Exhibit 99

        Genesee & Wyoming Inc. Completes US$257 Million Debt Refinancing

      GREENWICH, Conn., November 15, 2004 /PRNewswire-FirstCall/ -- Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that it has closed on a five-year, US$182 million unsecured senior credit facility and has also completed a seven-year, US$75 million private placement of unsecured 4.85% Fixed Rate Senior Notes. GWI will use proceeds from the $257 million financing to repay approximately $110 million of debt outstanding at its U.S. and Canadian subsidiaries as of September 30, 2004. The remaining unused borrowing capacity will be available for general corporate purposes, including acquisitions.

      The new credit facility is composed of a US$150 million revolving loan and a C$38.5 million (US$32 million) Canadian term loan, both of which are due in 2009. Initial borrowings were priced at LIBOR plus 1.0%, compared with LIBOR plus 2.0% under GWI's former credit facility. Bank of America, N.A. acted as sole lead arranger and administrative agent for the new credit facility, while JP Morgan Chase Bank acted as syndication agent. Other participating lenders were LaSalle Bank, Key Bank, National City Bank, Citizens Bank, Sovereign Bank, BB&T and Comerica.

      The US$75 million fixed rate Senior Notes were priced at a spread of 1.15% over the 7-year U.S. Treasury and are due in 2011. Participating investors were PPM America, Metropolitan Life Insurance, TIAA-CREF, and Mutual of Omaha. Banc of America Securities LLC acted as private placement agent.

      John C. Hellmann, Chief Financial Officer of GWI commented, "This debt refinancing is an important milestone in GWI's growth as we have now reached a size where we can materially reduce the long-term cost of our debt capital. Not only have we reduced the borrowing spread on our bank facilities by 1.0%, but also we have added long-term debt at an attractive fixed interest rate of 4.85%. Meanwhile, we are maintaining significant acquisition capacity under our revolver, which provides flexibility to execute our growth strategy."

      In the fourth quarter of 2004, GWI will record a charge of approximately $1.9 million, of which approximately $1.6 million is a non-cash write-off of deferred financing fees from GWI's former credit facility and approximately $0.3 million is the cash cost of exiting certain interest rate swaps. The charge is expected to reduce GWI's fourth quarter diluted earnings by $0.04 per share.

      GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia, and provides freight car switching and related services to industrial companies. The Company operates in five countries on three continents over 8,100 miles of owned and leased track and over an additional 3,000 miles under track access arrangements.

SOURCE: Genesee & Wyoming Inc.

Web site:  http://www.gwrr.com
CONTACT: John C. Hellmann, Chief Financial Officer, Genesee & Wyoming Inc., +1-203-629-3722